Exhibit 99.1

PainCare Holdings Acquires Care Clinics, P.A. In Texas

Administering Over 25,000 Patient Visits Each Year, Care Clinics Expected to Contribute Over $3.5 Million in Annual Revenue and $1.5 Million in Operating Income to PainCare

ORLANDO, Fla., June 8 /PRNewswire-FirstCall/ — PainCare Holdings, Inc. (Amex: PRZ) today announced that it has completed the acquisition of the non- medical assets pursuant to a merger agreement with Rick Taylor, D.O., P.A., d/b/a Care Clinics, P.A., a Texas-based private physician group specializing in pain management. In connection with the merger, PainCare has entered into a long-term management agreement with Care Clinics’ successor, Medical Corporation, to provide management and administrative services to its three operating clinics located in Palestine, Fairfield, and Jacksonville, Texas. Care Clinics administers over 25,000 patient visits each year.

The total purchase price which may be paid to Dr. Taylor is $7.5 million, subject to certain yet-undetermined post-closing adjustments, if any, and the satisfaction of certain earnings goals. $3.75 million was paid at closing (50% in cash and 50% in PainCare common stock priced at market) with the remaining one-half of the merger consideration ($3.75 million) payable pro- rata at the end of each of the three years immediately following the Closing conditioned upon PainCare realizing at least $1.5 million per year in net income. PainCare will fund the cash portion of the initial purchase price from the proceeds of the recently completed $5,000,000 follow-on financing by Laurus Master Fund, Ltd.

Founded by Rick Taylor, D.O., Care Clinics are staffed by multi- disciplined physicians who collectively focus on treating patients suffering from various chronic pain issues. “Partnering with PainCare represents an ideal opportunity for Care Clinics to take a quantum leap forward in expanding the high-tech treatment alternatives and progressive diagnostic services available to our valued patients,” stated Taylor. “Over several months, we have carefully examined PainCare’s business model and witnessed its successful execution. We have been very impressed with PainCare’s approach to building depth of services within a pain management practice and have confidence that implementation of its four pillar approach in our Care Clinics will result in truly exceptional growth.”

About PainCare Holdings, Inc.

Founded in Orlando, Florida in 2000, PainCare specializes in the cost- effective delivery of high-tech pain relief through Minimally Invasive Surgery, Pain Management technologies and Orthopedic Rehabilitation. The Company has established and is aggressively expanding a highly specialized network of orthopedic rehabilitation, spine surgery and pain management centers across North America to serve the pain care market. PainCare has built a professional healthcare organization comprised of many internationally renowned pain management physicians, neuro- and orthopedic surgeons, and physiatrists with centers found in Florida, Colorado, North Dakota, Texas, Louisiana, Missouri, Georgia, Michigan and Canada.

PainCare also offers turnkey, on-site, rehab and electro diagnostic programs directly to independent physician practices, group practices and medical institutions under a revenue-sharing arrangement. MedX-Direct provides the most advanced testing, strengthening and rehabilitation utilizing state-of-the-art MedX equipment installed on-site at each physician practice. EDX-Direct program physicians are supplied with all equipment, technical training and support necessary to introduce electro diagnostic medicine studies into their respective practice offerings.

For more information on PainCare, please visit the Company web site at http://www.paincareholdings.com.

This press release may contain forward-looking statements that may be subject to various risks and uncertainties. Such forward-looking statements are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. A variety of factors could cause actual results to differ materially from those anticipated including the following: insufficient capital to expand business; market acceptance of new products and services; management’s ability to effectively launch new products in a timely and cost efficient manner; governmental regulation and legal uncertainties; ability to manage growth and to respond to rapid technological change; competitive pressures; costs or difficulties related to the integration of businesses, if any, acquired or that may be acquired, may be greater than expected; operating costs or customer loss and business disruption following future mergers and acquisitions may be greater than expected; general economic or business conditions; and any changes in the securities market. For a detailed description of these and other cautionary factors that may affect PainCare’s future results, please refer to PainCare’s filings with the Securities Exchange Commission, especially in the “Factors Affecting Operating Results and Market Price of Securities” included in the Company’s most recent filings filed with the Securities Exchange Commission.

FOR MORE INFORMATION, PLEASE CONTACT

Stephanie Noiseux, Elite Financial Communications Group, LLC

407-585-1080 or via email at steph@efcg.net

SOURCE PainCare Holdings, Inc.

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